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                                                     Exhibit 10.3



                  MORRISON KNUDSEN CORPORATION

                    LONG-TERM INCENTIVE PLAN

                    FOR CORPORATE EXECUTIVES




                  JANUARY 1993 - DECEMBER 1997



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                        TABLE OF CONTENTS



SECTION I - PURPOSE. . . . . . . . . . . . . . . . . . . . . .  1

SECTION II - PARTICIPANTS. . . . . . . . . . . . . . . . . . .  1

SECTION III - DEFINITIONS. . . . . . . . . . . . . . . . . . .  1

SECTION IV - GENERAL PLAN DESCRIPTION. . . . . . . . . . . . .  3
     A.   Overview . . . . . . . . . . . . . . . . . . . . . .  3
     B.   Sharing Percentage . . . . . . . . . . . . . . . . .  3
     C.   Stock Appreciation Multiplier. . . . . . . . . . . .  4
     D.   New Participants . . . . . . . . . . . . . . . . . .  4
     E.   Award Accrual. . . . . . . . . . . . . . . . . . . .  5
     F.   Offset to Accrued Awards for Performance Below the
          6 Percent Return on Capital Threshold. . . . . . . .  5
     G.   Valuation Upon Termination . . . . . . . . . . . . .  5
     H.   Payment of Awards. . . . . . . . . . . . . . . . . .  6
     I.   Voluntary Deferral Option. . . . . . . . . . . . . .  6
     J.   Withholding Tax. . . . . . . . . . . . . . . . . . .  6
     K.   Term of Plan . . . . . . . . . . . . . . . . . . . .  6
     L.   Adjustment Upon a Change of Control. . . . . . . . .  7
     M.   Adjustments for Extraordinary Events . . . . . . . .  7

SECTION V - PLAN ADMINISTRATION. . . . . . . . . . . . . . . .  7
     A.   General Administration . . . . . . . . . . . . . . .  7
     B.   Designation of Beneficiaries . . . . . . . . . . . .  7
     C.   Amendment of Plan. . . . . . . . . . . . . . . . . .  8
     D.   Termination of Plan. . . . . . . . . . . . . . . . .  8

SECTION VI - MISCELLANEOUS PROVISIONS. . . . . . . . . . . . .  8
     A.   Unsecured Status of Claim. . . . . . . . . . . . . .  8
     B.   Employment Not Guaranteed. . . . . . . . . . . . . .  9
     C.   Right of Offset. . . . . . . . . . . . . . . . . . .  9
     D.   Nonassignability . . . . . . . . . . . . . . . . . .  9
     E.   Validity . . . . . . . . . . . . . . . . . . . . . .  9
     F.   Applicable Law . . . . . . . . . . . . . . . . . . .  9
     G.   Inurement of Rights and Obligations. . . . . . . . .  9


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                       SECTION I - PURPOSE

The purpose of the MORRISON KNUDSEN CORPORATION LONG-TERM INCENTIVE PLAN FOR CORPORATE EXECUTIVES (the "Plan") is to provide long-term incentive compensation to certain key executives of Morrison Knudsen Corporation and its subsidiaries (the "Company") who are in a position to make important contributions toward the organization's long-term growth and success. The Plan provides a means whereby such executives are given an opportunity to share financially in the future value they help to create for the Company and its stockholders.


                    SECTION II - ELIGIBILITY

Eligibility to participate in the Plan is limited to key executives of the Company who, in the opinion of the Compensation
Committee of the Board of Directors, have the responsibility and ability to significantly influence the Company's long-term performance.


                    SECTION III - DEFINITIONS

"AGREEMENT" refers to the written agreement entered into between the Company and a Participant to carry out the Plan with respect to the Participant in accordance with the Plan's terms and conditions.

"AVERAGE TOTAL CAPITAL" means the average of beginning and ending
Total Capital for the Company's fiscal year.

"AWARD" refers to an amount earned by, and paid in the form of cash to, a Participant under the terms and provisions of the Plan.

"CAUSE" means (i) willful and continued failure by a Participant to perform his or her duties (except as a direct result of the Participant's incapacity due to physical or mental illness) after receiving notification by the Chief Executive Officer identifying the manner in which the Participant has failed to perform his or her duties, (ii) willfully engaging in conduct materially injurious to the Company, or (iii) conviction of the Participant of any felony involving moral turpitude.

"CHANGE OF CONTROL" means a change in control of the Company of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A, Regulation 240.14a-101 promulgated under the Securities Exchange Act of 1934 as now in effect or, if Item 6(e) is no longer in effect, any regulations issued by the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934 which serve similar purposes; provided that, without limitation, such a Change of Control shall be deemed to have occurred if and when (a) any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of
1934) is or becomes a beneficial owner, directly or indirectly, of securities of the Company representing 30 percent or more of the combined voting power of the Company's then outstanding securities, or (b)


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individuals who were members of the Board of Directors of the
Company immediately prior to a meeting of the stockholders of the Company involving a contest for the election of directors shall not constitute a majority of the Board of Directors following such election.

"COMPENSATION COMMITTEE" OR "COMMITTEE" refers to the
Compensation Committee of the Board of Directors of the Company.

"COMPOUND ANNUAL STOCK PRICE APPRECIATION" means the compound annual growth rate in the daily average closing price of the Company's stock from the period of October 1, 1992 through December 31, 1992 ("Base Period") to the period from October 1, 1997 through December 31, 1997 ("End Period").

"DISABILITY" refers to any Termination of Service as a result of a physical or mental condition that prevents a Participant from performing his or her normal duties of employment. If a Participant makes application for disability benefits under the Company's long-term disability program and qualifies for such benefits, the Participant shall be presumed to qualify as totally and permanently disabled under the Plan. In the absence of a Company-sponsored long-term disability program, a Participant will be considered totally and permanently disabled under the Plan if, in the opinion of two doctors, one retained by the Company and one retained by the Participant, the Participant is considered unable to perform his or her normal duties of employment as a result of a physical or mental condition.

"INITIAL PARTICIPANT" refers to an employee of the Company selected by the Compensation Committee to participate in the Plan upon the Plan's approval by the Committee.

"NET INCOME" means the annual after-tax net income of the Company determined in accordance with Generally Accepted Accounting
Principles (GAAP). Accruals for compensation expense attributable to Awards earned under the Plan will be deducted in calculating Net Income.

"NEW PARTICIPANT" refers to an employee of the Company selected by the Compensation Committee to participate in the Plan who is not an Initial Participant as defined in this Section III.

"PARTICIPANT" refers to an executive of the Company designated by the Compensation Committee to participate in the Plan.

"PERFORMANCE PERIOD" refers to the period over which performance is measured to determine the size of Awards earned under the Plan. For Initial Participants, Performance Period refers to the period beginning January 1, 1993, and ending December 31, 1997 or earlier upon a Termination of Service as provided for in the Plan. For New Participants, Performance Period refers to the period beginning with the year of initial participation of the Plan and ending December 31, 1997 or earlier upon a Termination of Service as provided for in the Plan.


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"PLAN" refers to the Company's Long-Term Incentive Plan for
Corporate Executives described in this document.

"RETIREMENT" means a Termination of Service in accordance with the provisions of the Company's retirement plan(s) in effect for a Participant at the time of Termination of Service.

"RETURN ON TOTAL CAPITAL" OR "ROTC" means the ratio of Net Income to Average Total Capital.

"SERVICE" means continuous and substantially full-time employment with the Company.

"TERMINATION OF SERVICE" refers to a termination of Service from the Company for any reason, whether voluntary or involuntary, including death, Retirement and Disability.

"TOTAL CAPITAL" means the sum of long-term debt, other long-term liabilities (including deferred taxes and accruals for workers' compensation expense) and common and preferred stockholder's equity, determined in accordance with Generally Accepted
Accounting Principles (GAAP).


              SECTION IV - GENERAL PLAN DESCRIPTION

A.        OVERVIEW

     The Plan provides each Participant with the opportunity to earn a cash Award at the end of the Performance Period. The amount of each Participant's Award opportunity is equal to the product of:

     (i) The sum obtained by adding, for each year of the Performance Period, the product of (A) and (B), where
          (A) equals a percentage ("Sharing Percentage") established by the Committee for each Participant, and
          (B) equals the amount by which the Company's cumulative Net Income for each year of the Performance Period exceeds (or falls below) a 6 percent Return on Total Capital, and,

    (ii) A multiplier ("Stock Appreciation Multiplier") based on the Company's Compound Annual Stock Price Appreciation over the Performance Period.

B.        SHARING PERCENTAGE

     Sharing Percentages will vary among Participants based on the level of a Participant's responsibility. In addition, each Participant's Sharing Percentage may vary according to the Company's level of Return on Total Capital during each year of the Performance Period.


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     Sharing Percentages will be determined by the Compensation
     Committee and will be communicated in an Agreement executed between the Participant and the Company.

     A Participant's Sharing Percentage may be increased or decreased by the Compensation Committee during the Performance Period to recognize an increase or decrease in responsibility. In such cases, the new Sharing Percentage will become effective beginning with the next full month following the Sharing Percentage modification. The Participant's Sharing Percentage for the year of modification will represent an average of the two Sharing Percentages for that year, weighted by the number of months that each was in effect. The new Sharing Percentage will be used prospectively, in that it will not alter any accrued Award opportunity from prior periods.

C.        STOCK APPRECIATION MULTIPLIER

     The Stock Appreciation Multiplier ranges from 1.00 to 1.75 depending upon the Company's Compound Annual Stock Price Appreciation (see Stock Appreciation Multiplier Table on the following page). The Stock Appreciation Multiplier will be applied at the end of the Performance Period to the cumulative accrued dollar value of a Participant's Award as determined by applying the Participant's applicable Sharing Percentage to the amount of Company Net Income in excess of a 6 percent Return on Total Capital for each year of the Performance Period.


             STOCK APPRECIATION MULTIPLIER TABLE (1)



          COMPOUND ANNUAL GROWTH           STOCK APPRECIATION
            IN STOCK PRICE                     MULTIPLIER
               10% or Less                         1.00
               20%                                 1.25
               30%                                 1.50
               40% or More                         1.75

          (1) Multiplier is to be interpolated for performance between discrete points.

D.   NEW PARTICIPANTS

     New Participants may be added to the Plan at any time at the discretion of the Compensation Committee. A New Participant will be eligible for accrue an Award beginning with the next full month following initial entry into the Plan. Notwithstanding the above, an individual must be a Participant in the Plan for at least three months during a fiscal year in order to accrue an Award for that fiscal year.


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     The value of an Award accrued by a New Participant will be calculated based on the Company's Net Income and Return on Total Capital performance beginning with the start of the fiscal year during which the individual initially becomes a Participant in the Plan. In cases where an individual becomes a Participant in the Plan following the beginning of a fiscal year, the Participant's accrued Award will be calculated for that fiscal year by prorating the Award the Participant would have accrued had he or she participated in the Plan for the full fiscal year. Such proration will be determined by dividing the number of full months of participation in the Plan during the fiscal year by twelve.

     Calculation of the Stock Appreciation Multiplier for New Participants will be based on the Company's Compound Annual Stock Price Appreciation as defined in Section III herein with the exception that the Base Period will represent the three months immediately prior to the Participant's initial entry into the Plan, rather than the period October 1, 1992 through December 31, 1992.

E.   AWARD ACCRUAL

     A Participant's earned Award will accrue annually over the Performance Period. However, payment of accrued Awards will be deferred until after the conclusion of the Performance Period, except as otherwise described in Section IV.G.

     The cash Award available to each Participant at the end of the Performance Period will be equal to the sum of the accrued Award attributable to that Participant for each year of the Performance Period adjusted by the Stock Appreciation Multiplier. The foregoing to the contrary notwithstanding, in no event shall the cash Award paid to Mr. Hanks under the Plan at the end of the Performance Period exceed $1,819,125.


F.   OFFSET TO ACCRUED AWARDS FOR PERFORMANCE BELOW THE 6 PERCENT
     RETURN ON CAPITAL THRESHOLD

     To the extent that the Company's Return on Total Capital is less than 6 percent in any fiscal year during the Performance Period, previously accrued Awards will be reduced by the shortfall in Net Income multiplied by the Participant's applicable Sharing Percentage.

     Notwithstanding the above, a Participant's cumulative accrued Award balance as of the end of the Performance
     Period may not be less than zero.

G.   VALUATION UPON TERMINATION

     If a Participant terminates employment prior to the end of the Performance Period for any reason except for death, Disability or involuntary termination without Cause, any accrued Award will be forfeited.


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     Upon a Termination of Service due to death, Disability, or involuntary termination without Cause, 100 percent of a Participant's accrued Award shall become vested and payable. The value of a Participant's accrued Award during the year of his or her termination will be based upon the Company's Net Income and Return on Capital for the full fiscal year. This value will then be prorated by dividing the number of full months of participation during the fiscal year by twelve. The Stock Appreciation Multiplier will be calculated as defined in Section III herein with the exception that the "End Period" stock price will represent the three months immediately prior to termination.

     In order to facilitate the settlement of an estate following a Termination of Service due to death, the Compensation Committee in its sole discretion may elect to base the Participant's Award accrual during the year of termination upon an estimate of the Company's Net Income and Return on Total Capital for the fiscal year.

H.   PAYMENT OF AWARDS

     Except in the case of death, Disability or involuntary termination without Cause, Awards determined under the Plan will be paid within a maximum of one hundred twenty (120) days following the conclusion of the Performance Period. Upon termination due to death, Disability or involuntary termination without Cause, accrued Awards will be paid as soon as possible following the determination of the value of such Awards.

     All Award payments will be made in cash. Any Award earned by a Participant will be reduced to the extent payments are made to a Participant during the Performance Period under any other Company-sponsored cash incentive plan with a performance measurement period longer than one year or noncash stock incentive plan (e.g., restricted stock).

I.   VOLUNTARY DEFERRAL OPTION

     At his or her option, a Participant may elect to defer the timing of payment to a later date of all or part of an Award earned under the Plan. Deferred amounts will be credited annually with interest at a rate to be determined by the Compensation Committee at the time of election.

     The election to defer must be made through a written deferral agreement filed with the Company prior to the beginning of the final year of the Performance Period. Such Agreement will specify the length of the deferral period, the percentage of the Award to be deferred, designated beneficiary(ies) in the event of death, and the interest rater to be credited to the deferred amount.

J.   WITHHOLDING TAX

     The Company will withhold from all payments under the Plan an amount sufficient to satisfy any federal, state and local tax withholding requirements.


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K.   TERM OF PLAN

     The term of the Plan shall be for five years beginning
     January 1, 1991 unless the Plan is amended or terminated by the Board of Directors in accordance with Sections V.C. and V.D.

L.   ADJUSTMENT UPON A CHANGE OF CONTROL

     Upon a Change of Control, 100 percent of a Participant's accrued Award shall become immediately vested and payable.
     Such payment will be calculated consistent with the provisions established in Section IV.G. herein for a Termination of Service due to death, Disability or involuntary termination without Cause.

M.   ADJUSTMENTS FOR EXTRAORDINARY EVENTS

     If an event occurs during the Performance Period that significantly influences the Net Income of the Company, and is deemed by the Board of Directors to be extraordinary and out of the control of management, the Compensation Committee may, in its sole discretion, increase or decrease the Net Income figure. Events warranting such action may include, but are not limited to, significant acquisitions or divestitures, changes in accounting, tax or regulatory rulings or significant changes in economic conditions resulting in "windfall" gains or losses.


                 SECTION V - PLAN ADMINISTRATION

A.   GENERAL ADMINISTRATION

     The Compensation Committee will administer the Plan and related Agreements, and will interpret and apply the provisions of the Plan and Agreements in accordance with their terms. The interpretation and application of these terms by the Compensation Committee shall be binding and conclusive.

B.   DESIGNATION OF BENEFICIARIES

     Each Participant shall have the right at any time to designate any person or persons as beneficiary(ies) to whom payments earned under the Plan shall be made in the event of the Participant's death prior to the distribution of all benefits due the Participant under the Plan. Each beneficiary designation shall be effective only when filed in writing with the Company during the Participant's lifetime, on the attached Beneficiary Designation Form.

     The filing of a new Beneficiary Designation Form will cancel all designations previously filed. Any finalized divorce or marriage (other than a common law marriage) of a Participant subsequent to the date of filing of a Beneficiary Designation form shall revoke such designation, unless:


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          *    In the case of divorce, the previous spouse was
               not designated as beneficiary, and

          * In the case of marriage, the Participant's new spouse had previously been designated as beneficiary.

     The spouse of a married Participant shall joint in any designation of a beneficiary other than the spouse.

     If a Participant fails to designate a beneficiary as provided for above, or if the beneficiary designation is revoked by marriage, divorce or otherwise without execution of a new designation, then the Compensation Committee shall direct the distribution of such benefits to the Participant's estate.

C.   AMENDMENT OF PLAN

     The Compensation Committee may amend or suspend the Plan in whole or in part at any time. However, any amendment or suspension must be prospective in that it may not deprive Participants of any accrued Awards earned through the date of amendment or suspension.

D.   TERMINATION OF PLAN

     The Compensation Committee may terminate the Plan at any time if, in its judgment, the continuation of the Plan is not in the best interest of the Company. Upon such termination, 100 percent of the accrued Award shall become payable for each Participant. Such payment will be calculated consistent with the provisions established in Paragraph IV.G. for a Termination of Service due to death, Disability or involuntary termination without Cause.

     Upon termination of the Plan, a Participant shall have no further rights under the Plan other than to receive payments for accrued benefits as provided for in this Section.


              SECTION VI - MISCELLANEOUS PROVISIONS

A.   UNSECURED STATUS OF CLAIM

     Participants and their beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, interests or claims in any specific property or assets of the Company. No assets of the Company shall be held under any trust for the benefit of Participants, their beneficiaries, heirs, successors or assigns, or held in any way as collateral or security for the fulfillment of the Company's obligations under the Plan.

     Any and all of the Company's assets shall be, and shall remain, the general, unpledged and unrestricted assets of the Company. The Company's obligation under


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     the Plan shall be merely that of an unfunded and unsecured promise of the Company to pay monies in the future.

B.   EMPLOYMENT NOT GUARANTEED

     Nothing contained in the Plan nor any Agreement nor any action taken in the administration of the Plan shall be construed as a contract of employment or as giving a Participant any right to be retained in the Service of the Company.

C.   RIGHT OF OFFSET

     If a Participant becomes entitled to a payment under the Plan, and if at such time the Participant has outstanding any debt, obligation or other liability representing any amount owing to the Company, then the Company may offset such amount against the amount of the payment otherwise due the Participant under the Plan.

D.   NONASSIGNABILITY

     No person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, hypothecate or convey in advance of actual receipt the amounts, if any, payable under the Plan, or any part thereof, or any interest therein, which are, and all rights to which are, expressly declared to be unassignable and nontransferable. No portion of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor be transferrable by operation of law in the event of the Participant's or any other person's bankruptcy or insolvency.

E.   VALIDITY

     In the event that any provision of the Plan or any related Agreement is held to be invalid, void or unenforceable, the same shall not affect, in any respect whatsoever, the validity of any other provision of the Plan or any related Agreement.

F.   APPLICABLE LAW

     The Plan and any related Agreements shall be governed in accordance with the laws of the state of Idaho.

G.   INUREMENT OF RIGHTS AND OBLIGATIONS

     The rights and obligations under the Plan and any related
     Agreements shall inure to the benefit of, and shall be binding upon the Company, its successors and assigns, and the Participants and their beneficiaries.


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